Exhibit 5.1

September 23, 2005
Lions Gate Entertainment Corp.
Suite 200 – 2700 Colorado Avenue
Santa Monica, CA 90404
Of Counsel
The Right Honourable Pierre Elliott Trudeau, P.C., Q.C. (1984 - 2000) †
The Right Honourable Jean Chrétien, P.C., Q.C.
The Honourable Donald J. Johnston, P.C., Q.C. (1974 - 1996)
Pierre Marc Johnson, F.S.R.C.
The Honourable John W. Morden
André Bureau, O.C.
Pierre C. Lemoine

Dear Sir or Madam:

Re:	Lions Gate Entertainment Corp. – Registration of Common Shares
We are Canadian counsel to Lions Gate Entertainment Corp., a British Columbia company governed by the Business Corporations Act (British Columbia) (the “Company”). We have been requested to render this opinion in connection with the Company’s registration of 399,042 common shares of the Company issued to and registered in the name of Modern Entertainment, Ltd. (the “Common Shares”) pursuant to a Registration Statement on Form S-3 and dated September 23, 2005.
We have examined originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company or other corporations, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company, or other corporations and such other records, contracts and instruments, all as we believe necessary and relevant as the basis of the opinions set forth herein. We have also considered such questions of law and examined such statutes, regulations and orders, certificates and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.
In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. We have also assumed that all other persons other than the Company executing documents on behalf of themselves or on behalf of another party have been duly authorized to do so and that such documents have been validly executed and delivered and constitute legal, valid and binding and enforceable obligations of such parties in accordance with the terms of such documents.
The opinions expressed in this letter are subject to the following exceptions and qualifications:
(a)	we do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the federal laws of Canada specifically applicable therein;
(b) our opinions are based on legislation and regulations in effect on the date hereof;
(c)	our opinion as to the validity under British Columbia law of the issuance of the Common Shares insofar as it may apply to persons who are not resident in British Columbia, is based upon the assumption that, under the laws of any competent jurisdiction other than British Columbia, such issuance is not unlawful; and

(d)	in giving the opinion expressed in paragraph 1 below with respect to the Company’s status, we have relied solely upon the Certificate of Good Standing dated September 22, 2005, from the British Columbia Registrar of Companies in respect of the Company and we have assumed that there have been no changes in circumstances that would not allow us to rely on such certificate.
Based and relying on the foregoing and subject to the exceptions and qualifications hereinafter set out, we are of the opinion that:
1.	The Company is a company duly recognized under the laws of the Province of British Columbia and is, according to the records of the Office of the Registrar of Companies for the Province of British Columbia, an existing company and, with respect to the filing of returns, is in good standing.
2.	The Common Shares have been duly authorized by all necessary corporate action on the part of the Company and have been validly issued, fully paid and non-assessable.
This opinion is delivered exclusively for the use of the persons to whom it is addressed and is not to be used or relied upon by third parties. This opinion should not be quoted from or referred to in dealings with third parties without our prior written consent. This opinion may not be published or circulated without our express written consent.
Yours truly,
Heenan Blaikie llp